UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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TRIO-TECH INTERNATIONAL
(Name of Registrant as Specified In Its Charter)
_____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 7, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Trio-Tech International, a California corporation (the “Company”), will be held at our principal executive offices, located at 16139 Wyandotte Street, Van Nuys, California 91406, on Monday, December 7, 2009 at 10:00 A.M., local time, for the following purposes, as set forth in the attached Proxy Statement:

1. 2.	To elect directors to hold office until the next Annual Meeting of Shareholders; and To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 9, 2009 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof.

After careful consideration, the Trio-Tech International Board of Directors recommends a vote IN FAVOR OF the nominees for director named in the accompanying proxy statement.

Shareholders are cordially invited to attend the Annual Meeting in person. Whether you plan to attend the Annual Meeting or not, please complete, sign and date the enclosed Proxy Card and return it without delay in the enclosed postage-prepaid envelope. If you do attend the Annual Meeting, you may withdraw your Proxy and vote personally on each matter brought before the meeting.

By Order of the Board of Directors

A. CHARLES WILSON
Chairman
October 28, 2009
Van Nuys, California

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

THANK YOU FOR ACTING PROMPTLY

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 7, 2009:  The Proxy Statement and Annual Report to Security Holders are available at http://www.triotech.com/ind_rel.htm

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF
TRIO-TECH INTERNATIONAL, INC.

To Be Held on December 7, 2009

This Proxy Statement is furnished in connection with the solicitation of the enclosed Proxy on behalf of the Board of Directors of Trio-Tech International, a California corporation (“Trio-Tech” or the “Company”), for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held at our principal executive offices, located at 16139 Wyandotte Street, Van Nuys, California 91406, at 10:00 a.m., local time, on Monday, December 7, 2009, and at any adjournments thereof, for the purposes of electing directors and such other business as may properly come before the Annual Meeting. For directions to our principal executive offices, please call 818-787-7000. This Proxy Statement and the enclosed proxy card are intended to be mailed to shareholders on or about November 8, 2009.

Record Date and Voting Securities

The Board of Directors fixed the close of business on October 9, 2009 as the record date for shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, there were 3,227,430 shares of the Company’s common stock (the “Common Stock”) outstanding and entitled to vote, the holders of which are entitled to one vote per share.

Voting Generally

The presence in person or by proxy of holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  Abstentions will be counted for purposes of determining the presence of a quorum.

In the election of directors, a shareholder may cumulate his votes for one or more candidates, but only if each such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of his intention to cumulate his votes.  If any one shareholder has given such notice, all shareholders may cumulate their votes for the candidates in nomination.  If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected.  These votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder thinks fit.  The four candidates receiving the highest number of affirmative votes will be elected.  Abstentions will be counted for purposes of determining the presence of a quorum, but votes against a candidate or withheld from voting (whether by abstention, broker non-votes or otherwise) will not be counted and will have no legal effect on the vote. Discretionary authority to cumulate votes is solicited hereby.

Deadline for Voting by Proxy

In order to be counted, votes cast by proxy must be received prior to the Annual Meeting.

Revocability of Proxies

Shareholders are requested to date, sign and return the enclosed Proxy to make certain their shares will be voted at the Annual Meeting. Any Proxy given may be revoked by the shareholder at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by filing with the Secretary of the Company a Proxy bearing a later date, or by attending the Annual Meeting and voting in person. All Proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are specified, Proxies will be voted FOR the election of the four nominees for directors named under “Election of Directors.”

TRIO-TECH INFORMATION

Our principal executive offices are located at 16139 Wyandotte Street, Van Nuys, California 91406. The telephone number of our principal offices is (818) 787-7000.

PROPOSAL 1

ELECTION OF DIRECTORS

Information With Respect to Directors

The Board has nominated the persons listed below for election to the Board at the Annual Meeting, to hold office until the next Annual Meeting and until their respective successors are elected and qualified.  There are two vacancies on the Board of Directors.  The Board does not intend to fill the vacancies at this time due to the costs associated therewith. It is intended that the Proxies received, unless otherwise specified, will be voted FOR the four nominees named below, all of whom are incumbent directors of the Company and, with the exception of Mr. Yong, are “independent” as specified in Section 803 of the NYSE Amex rules and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). It is not contemplated that any of the nominees will be unable or unwilling to serve as a director but, if that should occur, the persons designated as proxies will vote in accordance with their best judgment. In no event will Proxies be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The following sets forth, as of October 9, 2009, the names of each of the four nominees for election as a director, his principal occupation, age, the year he became a director of the Company, and additional biographical data.

NAME	AGE	PRINCIPAL OCCUPATION
A. Charles Wilson	85	Chairman of the Board of Trio-Tech International
		Chairman of the Board of Ernest Paper Packaging Solutions, Inc.
		Chairman of the Board of Daico Industries, Inc.

S. W. Yong	56	Chief Executive Officer and President of Trio-Tech International

Richard M. Horowitz	69	President of Management Brokers Insurance Agency
		Chairman of the Board of Dial 800, Inc.

Jason T. Adelman	40	Managing Director of Burnham Hill Partners

A. Charles Wilson

Mr. Wilson has served as a Director of Trio-Tech since 1966, and was President and Chief Executive Officer of the Company from 1981 to 1989. In 1989, he was elected Chairman of the Board.  Mr. Wilson is also Chairman of the Board of Ernest Packaging Solutions, Inc. and Chairman of Daico Industries, Inc., as well as an attorney admitted to practice law in California.

Siew Wai Yong

Mr. Yong has been a Director, Chief Executive Officer and President of Trio-Tech since 1990. He joined Trio-Tech International Pte. Ltd. in Singapore in 1976 and was appointed as its Managing Director in August 1980. Mr. Yong holds a Masters Degree in Business Administration, a Graduate Diploma in Marketing Management and a Diploma in Industrial Management.

Richard M. Horowitz

Mr. Horowitz has served as a Director of Trio-Tech since 1990.  He has been President of Management Brokers Insurance Agency since 1974. He also serves as Chairman of Dial 800, Inc., a national telecommunications company.  He is the international president of Aish HaTorah. Mr. Horowitz holds a Masters Degree in Business Administration from Pepperdine University.

Jason T. Adelman

Mr. Adelman was elected to the Board of Trio-Tech in April 1997.  Mr. Adelman is the Founder and Managing Member of Burnham Hill Capital Group, LLC, a privately held financial services holding company headquartered in New York City.  Mr. Adelman serves as Senior Managing Director of its wholly owned subsidiary, Burnham Hill Partners LLC, providing investment banking and merchant banking services.  Prior to founding Burnham Hill Capital Group, LLC in 2003, Mr. Adelman served as Managing Director of Investment Banking at H.C. Wainwright and Co., Inc. Mr. Adelman graduated Cum Laude with a BA in Economics from the University of Pennsylvania and earned a JD from Cornell Law School where he served as Editor of the Cornell International Law Journal.

 Vote Required for Election

The four persons receiving the highest number of affirmative votes will be elected as directors of the Company.  Votes against a nominee or withheld from voting (whether by abstention, broker non-votes or otherwise) will have no legal effect on the vote.

CORPORATE GOVERNANCE

Corporate Governance Program

Our Board of Directors has established a written Corporate Governance Program to address significant corporate governance issues that may arise.  It sets forth the responsibilities and qualification standards of the members of the Board of Directors and is intended as a governance framework within which the Board of Directors, assisted by its committees, directs our affairs.

Code of Ethics

The Company has adopted a written code of business conduct and ethics applicable to all directors, officers, management and employees and a separate code of ethics applicable to its principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions.  A copy of the Company's code of business conduct and ethics and code of ethics may be obtained, without charge, upon written request to the Secretary of the Company at 16139 Wyandotte Street, Van Nuys, California 91406.

Certain Relationships and Related Transactions

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons.  Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members.  The Company's code of business conduct and ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors.  The Company's code of business conduct and ethics provides guidance to the Audit Committee for addressing actual or potential conflicts of interests that may arise from transactions and relationships between the Company and its executive officers or directors.  Potential conflicts relating to other personnel must be addressed by the Chief Executive Officer or the Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

The President of the Compensation Committee, A. Charles Wilson, previously served as an employee officer of the Company from 1981 to 1989.

BOARD MEETINGS AND COMMITTEES

The Board held six regularly scheduled and special meetings during the fiscal year ended June 30, 2009.  All of the directors attended (in person or by telephone) at least 75% of the meetings of the Board and any committees of the Board on which they served during the fiscal year. Directors are expected to use their best efforts to be present at the Annual Meeting of Shareholders. All of our directors attended the Annual Meeting of Shareholders held in December 2008.

The Company does not have a standing nominating committee. The entire Board nominates the directors for election at the Annual Meeting.  Because the Company currently has only four Board members, three of whom are “independent” (as defined under the rules of the NYSE Amex upon which the Company’s securities are listed), the Board of Directors does not believe that a separate nominating committee is necessary as any selection of nominees, by virtue of the composition of the current Board, would be by a vote that would be the same as the vote of any separate committee consisting of only the independent directors.  Furthermore, the Board values the input of each of its members and believes that input is important in determining the Board nominees.  At such time, if any, as the Board composition changes, the Company may establish a separate nominating committee.  As a result, the entire Board participates in the consideration of Board nominees and nominates the candidates for election named in this Proxy Statement.

The Board has adopted a resolution addressing the nomination process and related matters. That resolution states, among other things, that the Board believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company's affairs that its directors have accumulated during their tenure.  The resolution further states that the Board will evaluate the performance of its Board members on an annual basis in connection with the nomination process.  The Board may solicit recommendations for nominees from persons that the Board believes are likely to be familiar with qualified candidates, including without limitation members of the Board and management of the Company.  The Board may also determine to engage a professional search firm to assist in identifying qualified candidates if the need arises.  The Board has not adopted specific minimum qualifications for a position on the Company’s Board or any specific skills or qualities that the Board believes are necessary for one or more of its members to possess.  However, the Board will consider various factors including without limitation the candidate’s qualifications, the extent to which the membership of the candidate on the Board will promote diversity among the directors, and such other factors as the Board may deem to be relevant at the time and under the then existing facts and circumstances. The Company did not receive any recommendations as to nominees for election of directors for the Annual Meeting of Shareholders to be held on December 7, 2009.

The Board will consider candidates proposed by shareholders of the Company and will evaluate all such candidates upon criteria similar to the criteria used by the Board to evaluate other candidates.  Shareholders desiring to propose a nominee for election to the Board must do so in writing sufficiently in advance of an annual meeting so that the Board has the opportunity to make an appropriate evaluation of such candidate and his or her qualifications and skills and to obtain information necessary for preparing all of the disclosure required to be included in the Company’s proxy statement for the related meeting should such proposed candidate be nominated for election by shareholders.  Shareholder candidate proposals should be sent to the attention of the Secretary of the Company at 16139 Wyandotte Street, Van Nuys, California 91406.

The Board has a standing Compensation Committee, which currently consists of the three independent directors, namely Messrs. Jason T. Adelman, Richard M. Horowitz and A. Charles Wilson, Chairman. The Compensation Committee determines salary and bonus arrangements.  The Compensation Committee met four times during the fiscal year ended June 30, 2009.  The Compensation Charter was amended on March 5, 2007 and was included as an appendix to the Proxy Statement relating to the Annual Meeting held in December 2007.

The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members thereof consist of Messrs. Jason T. Adelman, Richard M. Horowitz and A. Charles Wilson, Chairman.  The Board of Directors has determined that the Audit Committee has at least one financial expert, namely A. Charles Wilson. The Board of Directors has affirmatively determined that Mr. Wilson does not have a material relationship with the Company that would interfere with the exercise of independent judgment and is “independent” as independence is defined in Section 803 of the rules of the NYSE Amex. Pursuant to its written charter, which charter was adopted by the Board of Directors, the Audit Committee is charged with, among other responsibilities, selecting our independent public accountants, reviewing our annual audit and meeting with our independent public accountants to review planned audit procedures.  The Audit Committee also reviews with the independent public accountants and management the results of the audit, including any recommendations of the independent public accountants for improvements in accounting procedures and internal controls.  The Audit Committee held seven meetings during the fiscal year ended June 30, 2009.  Each of the members of the Audit Committee satisfies the independence standards specified in Section 803 of the rules of the NYSE Amex and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  The Audit Committee Charter was amended on October 25, 2005 and was included as an appendix to the Proxy Statement relating to the Annual Meeting held in December 2008.

DIRECTORS’ COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation. In order to align the long-term interests of our directors with those of shareholders, a substantial portion of director compensation is provided in the form of equity. We do not provide pension or retirement plans for non-employee directors. Our employee director, S.W. Yong, does not receive separate compensation for Board service.

On July 16, 2007, in recognition of the contributions from the directors and the fact that our directors’ fees are substantially less than those paid to directors of comparable public companies, the Compensation Committee agreed to increase the Board fees for the non-employee Directors from $12,500 per year, to $16,000 per year, beginning in fiscal year 2008. The Committee also agreed to increase the Chairman’s compensation for services rendered to the Company $12,500 per quarter to $16,000 per quarter.

On February 27, 2008, in view of anticipated reductions in service revenue for fiscal 2008, the Board of Directors voluntarily decreased their compensation to 50% of the compensation agreed to in July 2007. The decrease became effective as of April 1, 2008.

During the fiscal year ended June 30, 2009, Richard M. Horowitz and Jason Adelman, as non-employee directors, received quarterly fees in an amount equal to $2,000 for each of the three quarters in which he attended Board and/or Committee meetings, and a fee of $2,000 for service on the various committees on which he is a member. Mr. Wilson, as a non-employee director, Chairman of the Board, Chair of the Audit Committee and Chairman of the Compensation Committee, received quarterly fees in an amount equal to $8,000 for each of the three quarters in which he attended a Board meeting and a fee of $8,000 for service on the various committee meetings of which he is a member. The directors were also reimbursed for out-of-pocket expenses incurred in attending meetings.

Each of our directors is entitled to participate in our 2007 Directors Equity Incentive Plan (the “2007 Directors Plan”), which was approved by the Company’s shareholders on December 3, 2007.  On July 11, 2008, pursuant to the 2007 Directors Plan, each of Messrs. Horowitz and Adelman were granted an option to purchase 10,000 shares of Common Stock at an exercise price of $4.81 per share and each of Messrs. Wilson and Yong were granted an option to purchase 20,000 shares of Common Stock at an exercise price of $4.81 per share.  On April 13, 2009, pursuant to the 2007 Directors Plan, each of Messrs. Horowitz and Adelman were granted an option to purchase 15,000 shares of Common Stock at an exercise price of $1.72 per share and Mr. Wilson was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $1.72 per share. All options vested immediately upon grant and will terminate five years from the date of grant unless terminated sooner upon termination of the optionee’s status as a director or otherwise pursuant to the 2007 Directors Plan.  On April 13, 2009, pursuant to the 2007 Employee Plan, Mr. Yong was granted an option to purchase 90,000 shares of Common Stock at an exercise price of $1.72 per share.  These options vest over the period as follows: 25% vesting on the grant date, and the balance vesting in equal installments on the next three succeeding anniversaries of the grant date. The exercise price under the options was set at 100% of fair market value (as defined in the 2007 Directors Plan) of the Company’s Common Stock on the date of grant of each such option.

           The Compensation Committee reviewed the average directors’ fees for comparable public companies. The Committee believes that the director fees paid to its directors were substantially less than the fees paid to directors of comparable public companies. Directors’ compensation may be increased based on their total responsibility taken during the year and the profitability of the Company.

The following table contains information on compensation for our non-employee members of our Board of Directors during fiscal 2009.
DIRECTORS’ COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
A. Charles Wilson (2)	32,000	113,200	145,200
Richard M. Horowitz (3)	8,000	44,800	52,800
Jason T. Adelman (3)	8,000	44,800	52,800

(1)	The amount of option awards reflects the fair value of stock options on the grant date computed in accordance with FAS 123R.
(2)	The total outstanding shares of option awards as of June 30, 2009 were 90,000.
(3)	The total outstanding shares of option awards as of June 30, 2009 were 35,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth, as of October 9, 2009, certain information regarding the beneficial ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of its Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers, and (iv) all executive officers and directors of the Company as a group. To the knowledge of the Company, unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to shares beneficially owned, subject to applicable community property and similar statutes.

Name	Amount of Shares Owned Beneficially (1)		Percent of Class (1)

S. W. Yong (2)	391,568		11.90%
A. Charles Wilson (3)	300,500	(4)	9.06%
Richard M. Horowitz (5)	330,226		10.12%
Victor H. M. Ting (6)	70,802		2.18%
Jason Adelman (5)	35,000		1.07%
H. P. Lim (7)	6,000		0.19%
All Directors and Executive
Officers as a group (6 persons)	1,134,096	(8)	32.64%
FMR LLC	322,643	(9)	10.00%

(1)
The percentage shown for each individual and for all executive officers and directors as a group is based upon 3,227,430 shares outstanding.  The number of shares indicated and the percentage shown for each individual assumes the exercise of options that are presently exercisable or may become exercisable within 60 days from October 9, 2009 which are held by that individual or by all executive officers and directors as a group, as the case may be.  The address for each of the directors and executive officers above is in care of the Company at 16139 Wyandotte Street, Van Nuys, California 91406.

(2)	Includes vested options to purchase an aggregate of 62,500 shares from the Company at exercise prices from $1.72 to $9.57 per share.

(3)	Includes vested options to purchase an aggregate of 90,000 shares from the Company at exercise prices from $1.72 to $9.57 per share.

(4)	The shares are held in a revocable family trust.

(5)	Includes vested options to purchase an aggregate of 35,000 shares from the Company at exercise prices from $1.72 to $9.57 per share.

(6)	Includes vested options to purchase an aggregate of 18,750 shares from the Company at exercise prices from $1.72 to $9.57 per share.

(7)	Includes vested options to purchase an aggregate of 6,000 shares from the Company at exercise prices from $1.72 to $9.57 per share.

(8)	Includes vested options to purchase an aggregate of 247,250 shares from the Company at exercise prices from $1.72 to $9.57 per share.

(9)	Based on Form 13G filed by FMR LLC on December 31, 2008. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109-3641.

The Company does not know of any arrangements that may at a subsequent date result in a change of control of the Company.

EXECUTIVE OFFICERS

The following persons were our executive officers as of October 23, 2009:

S.W. Yong- Mr. Yong, age 56, is our President and Chief Executive Officer. He is also a member of our Board of Directors.  Biographical information regarding Mr. Yong is set forth under the section entitled “Election of Directors.”

Victor H.M. Ting - Mr. Ting, age 55, is our Vice-President and Chief Financial Officer. Mr. Ting first joined Trio-Tech as the Financial Controller for the Company’s Singapore subsidiary in 1980.  He was promoted to the level of Business Manager from 1985-1989.  In December 1989 he became the Director of Finance and Sales & Marketing and later, the General Manager of the Singapore subsidiary.  Mr. Ting was elected Vice-President and Chief Financial Officer of Trio-Tech International in November 1992.  Mr. Ting holds a Bachelor of Accountancy Degree and Masters Degree in Business Administration.

Hwee Poh Lim - Mr. Lim, age 49, is our Corporate Vice-President-Testing. Mr. Lim joined Trio-Tech in 1982 and became the Quality Assurance Manager in 1985.  He was promoted to the position of Operations Manager in 1988.  In 1990 he was promoted to Business Manager and was responsible for the Malaysian operations in Penang and Kuala Lumpur.  Mr. Lim became the General Manager of the Company’s Malaysia subsidiary in 1991.  In February 1993, all test facilities in Southeast Asia came under Mr. Lim’s responsibility.  He holds diplomas in Electronics & Communications and Industrial Management and a Masters Degree in Business Administration.  He was elected Corporate Vice-President-Testing in July 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors, certain officers of the Company and beneficial owners of more than 10% of our Common Stock file reports of ownership and changes in ownership with the SEC as to the Company’s securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended June 30, 2009, except for two Forms 4 filed late by Richard Horowitz, a director of the Company, which late filings reported several transactions.

EQUITY COMPENSATION PLAN INFORMATION

The Company’s 1998 Stock Option Plan and Directors Stock Option Plan were terminated by the Board of Directors on December 2, 2005.  The Company did not grant any options under either of these two plans in the 2009 fiscal year.

The Company’s 2007 Employee Stock Option Plan (the “2007 Employee Plan”) and 2007 Directors Equity Incentive Plan (the “2007 Directors Plan”) were approved by the Board on September 24, 2007 and the shareholders on December 3, 2007.  The purpose of these two plans is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide them with an incentive to enhance shareholder return.

The following table provides information as of June 30, 2009 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by shareholders
(1) Company's 1998 Stock Option Plan	2,750	$4.40	-
(2) Directors’ Stock Option Plan	-	-	-
(3) 2007 Employee Stock Option Plan	200,000	$5.00	3,000
(4) Directors Equity Incentive Plan	80,625	$4.09	-
Equity compensation plans not approved by shareholders	-	-	-
Total	283,375	$4.74	3,000

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

              The Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the Chief Executive Officer; reviews goals and objectives of other executive officers; establishes the performance criteria (including both long-term and short-term goals) to be considered in light of those goals and objectives; evaluates the performance of the executives; determines and approves the compensation level for the Chief Executive Officer; reviews and approves compensation levels of other key executive officers.

Compensation Objectives

The Company operates in a highly competitive and rapidly changing industry. The key objectives of the Company’s executive compensation programs are to:

•	attract, motivate and retain executives who drive Trio-Tech’s success and industry leadership;
•	provide each executive, from Vice-President to Chief Executive Officer, with a base salary based on the market value of that role, and the individual’s demonstrated ability to perform that role;
•
motivate executives to create sustained shareholder value by ensuring all executives have an “at risk” component of total compensation that reflects their ability to influence business outcomes and financial performance.

What Our Compensation Program is Designed to Reward

    Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of the Company’s overall performance and execution of our goals, ideas and objectives.  It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting the Company’s core values and ambitions.  This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with the interests of the Company.

Determining Executive Compensation

The Compensation Committee reviews and approves the compensation program for executive officers annually after the closing of each fiscal year. Reviewing the compensation program at such time allows the Compensation Committee to consider the overall performance of the past fiscal year and the financial and operating plans for the upcoming fiscal year in determining the compensation program for the upcoming fiscal year.

The Compensation Committee also annually reviews market compensation levels with comparable jobs in the industry to determine whether the total compensation for our officers remains in the targeted median pay range. This assessment includes evaluation of base salary, annual incentive opportunities, and long-term incentives for the key executive officers of the Company. The Company did not hire any compensation consultants in fiscal year 2009.

The Committee’s compensation decisions are based on the Company’s operation performance, the performance and contribution of each individual officer, and the compensation budget and objectives of the Company. The Compensation Committee also considers other factors, such as the experience and potential of the officer and the market compensation level for the similar position.

Role of Executive Officers in Determining Executive Compensation

        The Compensation Committee determines compensation for the Chief Executive Officer, which is based on different factors such as level of responsibility and contributions to the performance of the Company. The Chief Executive Officer recommends the compensation for the Company's executive officers (other than the compensation of the Chief Executive Officer) to the Compensation Committee. The Compensation Committee reviews the recommendations made by the Chief Executive Officer and determines the compensation of the Chief Executive Officer and the other executive officers.

Components of Executive Compensation

The Company’s compensation program has two major components: (1) base annual salary; and (2) long-term incentive compensation in the form of stock options.

Base Salary

Base Salaries are provided as compensation for day-to-day responsibilities and services to the Company and to meet the objective of attracting and retaining the talent needed to run the business.

Base salary for our executive officers was determined utilizing the following factors.

One factor that was taken into account in determining base salary for our executive officers was the compensation policies of other companies comparable in size to and within substantially the same industry as Trio-Tech. Keeping our executive officers’ salaries in line with the market ensures the Company’s competitiveness in the marketplace in which the Company competes for talent.

The other factor that was taken into account in determining base salary for our executive officers was salaries paid by us to our named executive officers during the immediately preceding year and increases in the cost of living.

On February 27, 2008, with the goal of reducing operating expenses and lowering the Company’s break-even point, the Chief Executive Officer and Chief Financial Officer voluntarily decreased their base salary to 50% of the base salary agreed to in July 2007. The decrease became effective as of April 1, 2008. The Compensation Committee will review the Company’s financial condition, macroeconomic conditions and the lowered base salaries at least quarterly in order to ascertain the appropriate time to restore base salaries to pre-reduction levels.

       The salary decrease in fiscal year 2009 was as follows:
Executives	Base Salary	Percent Decreased (1)
S. W. Yong, President and Chief Executive Officer	$204,725	54%
Victor Ting, Vice President and Chief Financial Officer	$104,325	53%
H. P. Lim, Vice President-Testing	$80,751	22%

(1)
Percent decrease is based on the increase in base salary in the currency of Singapore. The appreciation of Singapore dollars against U.S. dollars is excluded in the calculation.  The fiscal year 2009 base cash compensation for the above named officers of the Company, each of whom who resides in Singapore, was denominated in the currency of Singapore.  The exchange rate therefor was established as of June 30, 2009 and was computed to be 1.46 Singapore dollars to each U.S. dollar.

    Singapore executive officers’ base salaries are credited with a compulsory contribution ranging from 0.8% to 5.2% of base salary as required under Singapore’s provident pension fund.

Option Grants

Stock options are intended to align the interests of key executives and shareholders by placing a portion of the key executives’ compensation at risk, tied to long-term shareholder value creation. Stock options are granted at 100% of the fair market value of the Company’s Common Stock on the date of grant. In fiscal year 2009, the Company increased the stock options granted to directors, officer and employees in consideration of the reduction in base salary. The Committee believes that stock options are flexible and relatively inexpensive to implement when compared with cash bonuses. It also has no negative impact on the Company’s cash flow. The Committee believes that long-term incentives in the form of stock options can better encourage the executive officers to improve operations and increase profits for the Company through participation in the growth in value of the Company’s Common Stock.

   The number and type of options granted to the Chief Executive Officer are recommended by the Committee and approved by the Board of directors.

The Compensation Committee views any option grant portion of our executive officer compensation packages as a special form of long-term incentive compensation to be awarded on a limited and non-regular basis. The objective of these awards is to ensure that the interests of our executives are closely aligned with those of our  shareholders. These awards provide rewards to our executive officers based upon the creation of incremental shareholder value and the attainment of long-term financial goals. Stock options produce value to our executive officers only if the price of our stock appreciates, thereby directly linking the interests of our executive officers with those of our shareholders.

When granted, stock options are priced at the “fair market value” of the Company’s Common Stock on the grant date. Awards of stock options are determined based on the Compensation Committee’s subjective determination of the amount of awards necessary, as a supplement to an executive officer’s base salary, to retain and motivate the executive officer. In fiscal 2009, we granted stock options covering 175,000 shares of Common Stock to the following officers pursuant to the 2007 Employee Plan:

Executives	Stock Options Granted
S. W. Yong, President and Chief Executive Officer (1)	110,000
Victor Ting, Vice President and Chief Financial Officer	55,000
H. P. Lim, Vice President-Testing	10,000

(1)	20,000 shares of options were granted pursuant to the 2007 Directors Plan.

    The exercise price of these stock options equals the fair market value of the Company’s Common Stock (as defined under the 2007 Employee Plan in conformity with Regulation 409A of the Internal Revenue Code of 1986, as amended) at the date of grant.  These options vest over the period as follows: 25% vesting on the grant date, and the balance vesting in equal installments on the next three succeeding anniversaries of the grant date.  The fair market value of 155,000 shares of the Company’s Common Stock issuable upon exercise of stock options granted was approximately $243.00 based on the weighted average fair value of $1.57 per share determined by using the Black Scholes option pricing model. The options granted to S. W. Yong pursuant to the 2007 Directors Plan have five-year contractual terms and are exercisable immediately as of the grant date. The fair market value of 20,000 shares of the Company’s Common Stock issuable upon exercise of stock options granted was approximately $54,200 based on the fair value of $2.71 per share determined by using the Black Scholes option pricing model.

Our current compensation method, which has the element of a base salary and stock options, reflects our objective, which is to motivate executives to create sustained shareholder value by ensuring all executives have an “at risk” component of total compensation that reflects their ability to influence business outcome and financial performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for this Annual Meeting of shareholders.

                                                                                                   Dated October 28, 2009

COMPENSATION COMMITTEE A. Charles Wilson, Chairman Jason T. Adelman Richard M. Horowitz

REPORT OF THE AUDIT COMMITTEE

During the fiscal year ended June 30, 2009, the Audit Committee fulfilled its duties and responsibilities as outlined in its charter. The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2009, and the independent auditor’s report on those financial statements, with the Company’s management and independent auditor. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has discussed with Mazars LLP (Mazars) the matters required to be discussed with the Audit Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee’s review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. The Audit Committee has evaluated Mazars’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Company’s pre-approval policy is more fully described in this proxy statement under the caption “Policy for pre-approval of audit and non-audit services.” The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of Mazars. In addition, the Audit Committee has received the written disclosure and the letter from Mazars required by the applicable requirements of the Public Company Accounting Oversight Board regarding Mazars’ communications with the Audit Committee concerning independence and has discussed with Mazars its independence.

Based on the above-described review, written disclosures, letter and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements for the fiscal year ended June 30, 2009 be included in the Company’s Annual Report on Form 10-K.

Dated October 28, 2009

THE AUDIT COMMITTEE
A. Charles Wilson, Chairman
Jason T. Adelman
Richard M. Horowitz

EXECUTIVE COMPENSATION

The following table shows compensation information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the fiscal years ended June 30, 2008 and 2009 by our Chief Executive Officer, our Chief Financial Officer, and our one other executive officer who had annual compensation in excess of $100,000 for the fiscal years ended June 30, 2009 and 2008 (the “Named Executive Officers”).  The Company has no other executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (1)		All Other Compensation ($)		Total ($)

S. W. Yong (2)	2009	204,725	-	180,200	(3)	19,757	(4)	404,682
President and Chief Executive Officer	2008	451,268	-	111,000	(5)	29,737	(6)	592,005

Victor H. M. Ting,	2009	104,325	-	96,650	(7)	16,513	(8)	217,488
Vice President and Chief Financial Officer	2008	224,763	-	55.500	(9)	15,659	(10)	295,922

H. P. Lim (11)	2009	80,751	-	20,550	(12)	20,826	(13)	122,127
Vice President - Testing	2008	104,845	19,625	38,850	(14)	17,703	(15)	181,023

(1)	The option awards are based on the fair value of stock options on the grant date computed in accordance with FAS 123R.
(2)	The Chief Executive Officer did not receive any fees for services rendered as a director of Trio-Tech International.
(3)
Stock options covering 20,000 shares of Common Stock were granted pursuant to the 2007 Directors Plan and 90,000 shares of Common Stock were granted pursuant to the 2007 Employee Plan. Stock options granted pursuant to the 2007 Directors Plan have five-year contractual terms and are exercisable immediately as of the grant date. Stock options granted under the 2007 Employee Plan are exercisable within five years after the date of grant, and vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(4)
The amount shown in the other compensation column includes total central provident fund contributions of $2,786, car benefits of $12,817, and director fees of $4,375 for the service as a director for Trio-Tech Malaysia and Trio-Tech Kuala Lumpur, which are 55% owned by the Company. Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries in accordance with Singapore law, except for bonuses in this context. The compulsory contribution with respect to Mr. Yong was 1.4% for fiscal 2009. The Company is not the beneficiary of the life insurance for the Chief Executive Officer. There were no remaining premiums as of June 30, 2009.

(5)
Stock options covering 20,000 shares of Common Stock were granted pursuant to the 2007 Directors Plan. Stock options granted pursuant to the 2007 Directors Plan have five-year contractual terms and are exercisable immediately as of the grant date.

(6)
The amount shown in the other compensation column includes total central provident fund contributions of $3,568, life insurance premiums of $9,944, car benefits of $11,850, and director fees of $4,375 for the service as a director for Trio-Tech Malaysia and Trio-Tech Kuala Lumpur, which are 55% owned by the Company. Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries in accordance with Singapore law, except for bonuses in this context. The compulsory contribution with respect to Mr. Yong was 0.8% for fiscal 2008. The Company is not the beneficiary of the life insurance for the Chief Executive Officer. There were no remaining premiums as of June 30, 2008.

(7)
Stock options covering 55,000 shares of Common Stock were granted pursuant to the 2007 Employee Plan. These stock options are exercisable within five years after the date of grant, and vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(8)
The amount shown in the other compensation column includes total central provident fund contributions of $3,898, car benefits of $9,464 and director fees of $3,151 for the service as a director for Trio-Tech Malaysia and Trio-Tech Kuala Lumpur, which are 55% owned by the Company. Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries in accordance with Singapore law, except for bonuses in this context. The compulsory contribution for Mr. Ting was 3.7% for fiscal 2009.

(9)
Stock options covering 10,000 shares of Common Stock were granted pursuant to the 2007 Employee Plan. These stock options are exercisable within five years after the date of grant, and vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(10)
The amount shown in the other compensation column includes total central provident fund contributions of $3,944, car benefits of $8,396 and director fees of $3,319 for the service as a director for Trio-Tech Malaysia and Trio-Tech Kuala Lumpur, which are 55% owned by the Company. Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries in accordance with Singapore law, except for bonuses in this context. The compulsory contribution for Mr. Ting was 1.8% for fiscal 2008.

(11)	The bonuses for H.P. Lim in fiscal year 2008 were based on a certain percentage of net profit before tax for all operations under his responsibility and approved by the Chief Executive Officer.
(12)
Stock options covering 10,000 shares of Common Stock were granted pursuant to the 2007 Employee Plan.These stock options are exercisable within five years after the date of grant, and vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(13)
The amount shown in the other compensation column includes total central provident fund contributions of $6,183, car benefits of $13,067 and director fees of $1,576 for the service as a director for Trio-Tech Malaysia, which is 55% owned by the Company. Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries in accordance with Singapore law, except for bonuses in this context. The compulsory contribution with respect to Mr. Lim was 7.7% for fiscal 2009.

(14)
Stock options covering 7,000 shares of Common Stock were granted pursuant to the 2007Employee Plan.These stock options are exercisable within five years after the date of grant, and vest over the period as follows: 25% vesting on the grant date and the remaining balance vesting in equal installments on the next three succeeding anniversaries of the grant date.

(15)
The amount shown in the other compensation column includes total central provident fund contributions of $5,444, car benefits of $10,599 and director fees of $1,660 for the service as a director for Trio-Tech Malaysia, which is 55% owned by the Company. Singapore officers are credited with a compulsory contribution to their central provident fund at a certain percentage of their base salaries in accordance with Singapore law, except for bonuses in this context. The compulsory contribution with respect to Mr. Lim was 5.2% for fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of our Common Stock covered by exercisable and unexercisable options held by the Named Executive Officers on June 30, 2009.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2009
	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option
	Options		Options	Exercise
	(#)		(#)	Price	Option
Name	Exercisable		Unexercisable	($)	Expiration Date
S. W. Yong	20,000	(1)	-	$9.57	12/4/2012
	20,000	(2)		$4.81	07/11/2013
	22,500	(3)	67,500	$1.72	04/13/2014
Victor H. M. Ting	5,000	(4)	5,000	$9.57	12/4/2012
	3,750	(5)	11,250	$4.81	07/11/2013
	10,000	(3)	30,000	$1.72	04/13/2014
H. P. Lim	3,500	(4)	3,500	$9.57	12/4/2012
	1,250	(5)	3,750	$4.81	07/11/2013
	1,250	(3)	3,750	$1.72	04/13/2014

(1)	Stock Options granted on December 4, 2007 pursuant to the 2007 Directors Plan that were fully vested immediately.

(2)	Stock Options granted on July 11, 2008 pursuant to the 2007 Directors Plan that were fully vested immediately.

(3)	Stock Options granted on April 13, 2009 that were fully vested on April 13, 2012 (one-fourth of the grant vested every year beginning on April 13, 2009).

(4)	Stock Options granted on December 4, 2007 that will be fully vested on December 4, 2010 (one-fourth of the grant vested every year beginning on December 4, 2007).

(5)	Stock Options granted on July 11, 2008 that will be fully vested on July 11, 2011 (one-fourth of the grant vested every year beginning on July 11, 2008).

CHANGES IN CERTIFYING ACCOUNTANT

On March 11, 2009, BDO Raffles was dismissed as our independent registered public accounting firm. This action was approved by the Audit Committee of the Board of Directors of the Company.

The reports of BDO Raffles on our consolidated financial statements for the fiscal years ended June 30, 2007 and June 30, 2008 did not contain any adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle.

During our fiscal years ended June 30, 2007 and June 30, 2008 and through March 11, 2009, there were no disagreements with BDO Raffles on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Raffles, would have caused it to make reference thereto in its reports on our financial statements for such fiscal years.

During our fiscal years ended June 30, 2007 and June 30, 2008 and through March 11, 2009, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, promulgated by the Securities and Exchange Commission (the “Commission”).

We provided BDO Raffles with a copy of the Current Report on Form 8-K with date of earliest report of March 11, 2009 prior to the filing of that Current Report with the Commission and requested that BDO Raffles furnish a letter addressed to the Commission stating whether BDO Raffles agreed with the statements made by us in that Current Report.  A copy of the letter, dated March 17, 2009, from BDO Raffles to the Commission was attached as Exhibit 16 to that Current Report.

On April 20, 2009, our appointment of Mazars LLP as our independent registered public accounting firm became effective.  During our fiscal years ended June 30, 2007 and June 30, 2008 and through April 20, 2009, we did not consult with Mazars LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304 (a)(2)(ii) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Mazars as the independent registered public accounting firm for the fiscal year ending June 30, 2009. A representative of Mazars is expected to be present at the Annual Meeting and will have an opportunity to make statements and respond to appropriate questions.

The following table shows the fees that we paid or accrued for audit and other services provided by Mazars and BDO in 2009 and 2008. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2009	2008
Audit Fees	$202,385	$274,248
Audit-Related Fees	-	3,868
Tax Fees	22,570	45,197
All Other Fees	22,362	5,000
	$247,317	$323,313

Audit Fees

The amounts set forth opposite “Audit Fees” above reflect the aggregate fees billed by BDO and Mazars or to be billed for professional services rendered for the audit of the Company’s fiscal 2009 and fiscal 2008 annual financial statements and for the review of the financial statements included in the Company’s quarterly reports during such periods.

Audit- Related Fees

The amounts set forth opposite “Audit-Related Fees” above reflect the aggregate fee billed by certain Chinese Certified Public Accountants for the local statutory audit of the financial statements of our China operations in fiscal year 2008.

Tax Fees

The amounts set forth opposite “Tax Fees” above reflect the aggregate fees billed for fiscal 2009 and fiscal 2008 for professional services rendered for tax compliance and return preparation. The compliance and return preparation services consisted of the preparation of original and amended tax returns and support during the income tax audit or inquiries.

All Other Fees

The amounts set forth opposite “All Other Fees” above for fiscal year 2009 include $10,000 paid to BDO for the review of an SEC comments letter and $12,362 paid to Mazars for the due diligence service for the acquisition of PT SAS Heavy Industry. “All Other Fees” for fiscal year 2008 include $5,000 paid to BDO for the consent to the incorporation by reference of their audit report dated September 17, 2007, which is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountant, up to pre-determined fee levels. Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the pre-determined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. Since June 30, 2004, all services provided by our auditors required pre-approval by the Audit Committee. The policy has not been waived in any instance.

ADDITIONAL MEETING INFORMATION

Shareholder Proposals

Shareholders who wish to present proposals at the Annual Meeting to be held following the end of the fiscal year ended June 30, 2010 should submit their proposals in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.  Proposals must be received no later than July 9, 2010 for inclusion in next year’s Proxy Statement and Proxy Card.  If a shareholder intends to present a proposal at the next Annual Meeting but does not seek inclusion of that proposal in the proxy statement for that meeting, the holders of Proxies for that meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not have notice of the proposal by September 22, 2010.

Proxy Solicitation

The cost of soliciting the enclosed form of Proxy will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Directors, officers and regular employees of the Company may, for no additional compensation, also solicit proxies personally or by telephone, electronic transmission, telegram or special letter.

Annual Report

The Company’s Annual Report to Shareholders for the year ended June 30, 2009 is being mailed with this proxy statement to shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected consolidated financial data and management’s discussion and analysis of financial condition and results of operations.

Upon the written request of any shareholder, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K filed with the Commission for the year ended June 30, 2009.  This request should be directed to the Corporate Secretary, Trio-Tech International, 16139 Wyandotte St., Van Nuys, CA 91406.

OTHER MATTERS

The shareholders and any other persons who would like to communicate with the Board can access the website www.triotech.com and fill in the contact form for any enquiries or information. The form will be sent directly to the Secretary and the communications for specified individual directors of the Board will be given to them personally by the Secretary. In addition, the contact number is listed on the website and the messages will be passed to the Board accordingly.

At this time, the Board knows of no other business that will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as Proxy holders will vote on them in accordance with their best judgment.

By Order of the Board of Directors

A. CHARLES WILSON
Chairman